Exhibit 99.1

Yukon Gold Corporation, Inc. Corporate Update

Toronto, Canada, December 13th 2007, Yukon Gold Corporation, Inc. ("Yukon Gold"), (TSX: YK, OTCBB: YGDC, Frankfurt: W8Y) announced today that is has accepted the resignation of Paul Gorman as the CEO and a Director of Yukon Gold, effective immediately.

J.L. Guerra Jr., Chairman of the Board of Directors, expressed his appreciation to Mr. Gorman for his hard work in positioning Yukon Gold as a well financed, TSX-listed junior mining company with highly regarded mineral assets in the Yukon Territory.

Yukon Gold expects to appoint a new President and CEO shortly.

Mr. Gorman stated that he has no disagreements with the Company with respect to the Company’s operations, policies or practices.

About Yukon Gold

Yukon Gold Corporation, Inc. is an active and progressive public exploration and development company. The Company’s main focus is its Zinc-Copper-Silver deposit (Marg Property) and its Mount Hinton Gold and Silver exploration project in the Central Yukon Territory of Canada. These properties lie within the Tombstone Gold Belt, world renowned for the discovery of major gold, silver and base metal deposits. Currently, there are approximately 28.9 million of the Company’s common shares outstanding. For More Information:

Yukon Gold Corporation, Inc.
(416) 865-9790
E: info@yukongoldcorp.com

Company Website: www.yukongoldcorp.com

FORWARD-LOOKING STATEMENTS: This news release contains certain "forward-looking statements" within the meaning of Section 21E of the United States Securities Exchange Act of 1934, as amended. Except for statements of historical fact relating to the company, certain information contained herein constitutes forward-looking statements.

Forward-looking statements are frequently characterized by words such as "plan," "expect," "project," "intend," "believe," "anticipate", "estimate" and other similar words, or statements that certain events or conditions "may" or "will" occur. Forward-looking statements are based on the opinions and estimates of management at the date the statements are made, and are subject to a variety of risks and uncertainties and other factors that could cause actual events or results to differ materially from those projected in the forward-looking statements. These factors include the inherent risks involved in the exploration and development of mineral properties, the uncertainties involved in interpreting drilling results and other ecological data, fluctuating metal prices, the possibility of project cost overruns or unanticipated costs and expenses, uncertainties relating to the availability and costs of financing needed in the future and other factors. The Company undertakes no obligation to update forward-looking statements if circumstances or management's estimates or opinions should change. The reader is cautioned not to place undue reliance on forward-looking statements.

Cautionary Note to US Investors – The United States Securities and Exchange Commission (SEC) limits disclosure for U.S. reporting purposes to mineral deposits that a company can economically and legally extract or produce. We use certain terms, such as "reserves," "resources," "geological resources," "proven," "probable," "measured," "indicated," or "inferred," which may not be consistent with the reserve definitions established by the SEC. U.S. investors are urged to consider closely the disclosure in our Form 10-KSB, File No. 000-51068. You can review and obtain copies of these filings from the SEC’s website at http://www.sec.gov/edgar.shtml.